Exhibit 2.02

CERTIFICATE OF MERGER

OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

1.

 PASW, Inc., a Delaware Corporation (“Surviving Corporation”), and PASW, Inc., a California Corporation (“PASW California”), are the constituent corporations of an agreement and plan of merger.

2.

The Agreement and Plan of Merger of PASW, Inc., a Delaware Corporation, and PASW, Inc., a California Corporation (“Agreement of Merger”), has been approved, adopted, certified, executed and acknowledged by PASW, Inc., a  California corporation and PASW, Inc., a Delaware Corporation, the constituent corporations, in accordance with the terms of Title 8, Section 252 of the Delaware General Corporation Law.

3.

The name of the surviving corporation is PASW, Inc., a Delaware Corporation, and the name of the corporation being merged into this surviving corporation is PASW, Inc., a California corporation.

4.

The certificate of incorporation of the Surviving Corporation shall be its certificate of incorporation.

5.

The authorized capital stock of PASW, Inc., a California corporation (the non-Delaware corporation) is 60,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.

6.

The merger is to become effective upon filing with the Secretary of State of Delaware.

7.

The executed Agreement of Merger is on file at an office of the Surviving Corporation located at 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.

8.

A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation.

IN WITNESS THEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer on May 29, 2007.

By: /s/ Glenn P. Russell

Glenn P. Russell

Title:  Chief Executive Officer